AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

BETWEEN

NEXPOINT CAPITAL, INC.

AND

NEXPOINT ADVISORS, L.P.

This Amendment No. 1, effective as of September 26, 2014 (this “Amendment No. 1”), to that certain Investment Advisory Agreement, dated August 18, 2014 (the “Agreement”), by and between NexPoint Capital, Inc., a Delaware corporation (the “Corporation”), and NexPoint Advisors, L.P., a Delaware partnership (the “Adviser”), is entered into by the Corporation and the Adviser pursuant to Section 12 of the Agreement.

WHEREAS, the Corporation is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Adviser has been engaged to render investment advisory services to the Corporation under the Agreement; and

WHEREAS, the Corporation and the Adviser desire to amend the Agreement to reflect a revised termination provision.

NOW, THEREFORE, the parties hereby agree as follows:

1.     Amendment to Section 9(b) of the Agreement. Section 9(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b)     Termination This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Corporation upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Corporation, or (ii) by the vote of the Corporation’s Independent Directors, or (b) by the Adviser upon 120 days’ written notice to the Corporation. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration, the provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof.

2.     Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect.

3.     Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Amendment No. 1 shall be governed by the laws of the State of New York.

4.     Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

NEXPOINT CAPITAL, INC.

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Chief Financial Officer

NEXPOINT ADVISORS, L.P.

By:	NexPoint Advisors GP, LLC, its general partner

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Secretary

[Signature Page to Amendment No. 1 to

NexPoint Capital’s Investment Advisory Agreement]